Exhibit 5.1

Jemima Fearnside

+1 441 494 4034

jfearnside@wq.bm

10 July 2025

Kyivstar Group Ltd.

Victoria Place

31 Victoria Street

Hamilton, HM10

Bermuda

Dear Sirs

Kyivstar Group Ltd. (the “Company”)

We have acted as special counsel in Bermuda to the Company in connection with the preparation and filing by the Company of an amended registration statement on Form F-4 (Registration No. 333-287802) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) amending and updating the Form F-4 registration statement originally filed by the Company on June 5, 2025 (the “Registration Statement”).

The Registration Statement relates to the issuance by the Company of up to 241,300,000 common 30,666,667 shares of par value US$0.01 each in capital of the Company (the “Common Shares”) and Warrants exercisable for additional Common Shares (the “Warrants” and, together with the Common Shares, the “Offered Securities”).

For the purposes of this letter of opinion (“Opinion”), we have examined and relied upon copies of the documents listed, and in some cases defined, in the Schedule to this Opinion (the “Documents”), together with such other documentation as we have considered relevant to this Opinion.

Assumptions

In stating our Opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	there will be no changes to the form of the Documents provided to us;

(d)	that any factual statements made in any of the Documents are true, accurate and complete;

(e)	the Warrant Assumption Agreement is legal, valid, binding and enforceable under the laws of the State of New York, USA (“NY Law”), being the law by which it is expressed to be governed;

(f)	the choice of NY Law to govern the Warrant Assumption Agreement and the submission by the Company in the Warrant Assumption Agreement to the jurisdiction of the in the courts of the State of New York or the United States District Court for the Southern District of New York (“NY Courts”) is a valid choice and submission under NY Law and will be given effect to by the NY Courts;

(g)	that, in so far as any obligation under, or action to be taken in connection with the sale of the Offered Securities, is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will not be unlawful by virtue of the laws of that jurisdiction; and

(h)	that the records which were the subject of the searches referred to in paragraph 9 of the Schedule to this Opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this Opinion and such information has not since such date been materially altered.

Opinion

Based upon and subject to the assumptions set out above, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda and is in good standing under the laws of Bermuda;

2.	The Offered Securities are duly authorised; and

3.	The Common Shares, when issued (including on exercise of the Warrants), will be validly issued, fully paid and non-assessable Common Shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed in this Opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This Opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this Opinion.

(b)	Any reference in this Opinion to Common Shares being “non-assessable” shall mean, in relation to fully-paid Common Shares and subject to any contrary provision in any agreement between the Company and the holder of the Common Shares, that no shareholder shall be obliged, in respect of those Common Shares, to contribute further amounts to the capital of the Company, either in order to complete payment for those shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder of the Company shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares of the Company, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered, or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d)	In order to issue this Opinion we have carried out the searches referred to in paragraph 9 of the Schedule to this Opinion on 8 July 2025 and have not enquired as to whether there has been any change since that date.

(e)	In this Opinion, the term “good standing” means only that the Company has received a certificate of compliance from the Registrar of Companies in Bermuda as at the date referred to in paragraph 9 of the Schedule.

Disclosure

This Opinion is addressed to you in connection with the filing by the Company of the amended Registration Statement with the Securities and Exchange Commission for the purposes of registering the Securities under the Securities Act. We consent to the filing of this Opinion as an exhibit to the amended Registration Statement and to the statements with respect to our name wherever it appears in the amended Registration Statement and in any amendment or supplement to the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

This Opinion is addressed to the Company and (save as referred to in the preceding paragraph) is neither to be transmitted to any other person, nor quoted nor referred to in any public document, nor filed with any governmental agency or person without our prior written consent, except as may be required by law. Further, this Opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this Opinion if applicable law or the existing facts or circumstances should change.

This Opinion is governed by and is to be construed in accordance with Bermuda law.

Yours faithfully

/s/ Wakefield Quin Limited

Wakefield Quin Limited

THE SCHEDULE

1.	Certified copies of the certificate of incorporation, certificate of incorporation on change of name, memorandum of association, existing bye-laws and register of shareholders of the Company as at 8 July 2025.

2.	An electronic copy of the written resolutions of the sole shareholder of the Company, VEON Amsterdam B.V. passed on 18 March 2025 approving the Company’s entry into the BCA (as defined below) and the transactions contemplated thereby.

3.	An electronic copy of the written resolutions of the sole director of Kyivstar Group Ltd. passed on 8 July 2025, increasing the Company’s authorised share capital to $2,654,300 by the creation of 65430000 Common Shares and authorising the issue and allotment of Common Shares and warrants exerciseable over additional Common Shares, in each case in satisfaction of the Company’s obligations under the BCA (as defined below).

4.	An electronic copy of resolutions in writing of the sole shareholder of the Company passed on 8 July 2025 increasing the Company’s authorised share capital to $2,654,300, and authorising the issue and allotment of Common Shares, and warrants exerciseable over additional Common Shares, in satisfaction of the Company’s obligations under the BCA (as defined below).

5.	An electronic copy of the Business Combination Agreement dated 18 March 2025, pursuant to which the Company, its sole shareholder, VEON Amsterdam BV, VARNA Merger Sub Corp, an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 and Cohen Circle Acquisition Corp I., a Cayman Islands exempted company with registration number 382528 (“Cohen”), amongst others, agreed to effect certain transactions (as more particularly detailed therein) including, inter alia, a merger between the Company and Varna Merger Sub (the “BCA”).

6.	An electronic copy of the amended Registration Statement, in the form to be filed with the Commission.

7.	An electronic copy of the Assignment and Assumption, and Amendment and Restatement of Warrant Agreement (the “Warrant Assumption Agreement”) in the form to be executed by the Company and Cohen, amongst others, to take effect at consummation of the BCA;

8.	A copy of the notice to the public issued by the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 and Exchange Control Regulations 1973 dated 1 June 2005.

9.	The entries and filings shown in respect of the Company (together the “Searches”):

(i)	on the file of the Company maintained at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 8 July 2025; and

(ii)	in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 8 July 2025.

10.	A certificate of compliance dated 8 July 2025 issued by the Registrar of Companies in Bermuda in respect of the Company.

4